Exhibit 99.1

FOR RELEASE TUESDAY, APRIL 28, 2020

Investor Contact:	Press Contact:

Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Jordan Hassin Iridium Communications Inc. +1 (703) 287-7421 jordan.hassin@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2020 RESULTS;

COMPANY UPDATES 2020 OUTLOOK

MCLEAN, Va. – April 28, 2020 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2020 and updated its full-year 2020 outlook. Net loss was $31.7 million, or $0.24 per diluted share, for the first quarter of 2020, as compared to net loss of $18.0 million, or $0.18 per diluted share, for the first quarter of 2019. This increase in net loss was primarily the result of debt extinguishment costs associated with Iridium’s refinancing of its senior unsecured notes. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $92.1 million, as compared to $78.0 million for the prior-year period, representing a year-over-year increase of 18% and an OEBITDA margin(1) of 63%. OEBITDA primarily benefitted from strength in commercial and government service revenue.

Iridium reported first-quarter total revenue of $145.3 million, which consisted of $116.0 million of service revenue and $29.3 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 9% from the comparable period of 2019, while service revenue grew 8% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 80% of total revenue for the first quarter of 2020.

The Company ended the quarter with 1,332,000 total billable subscribers, which compares to 1,151,000 for the year-ago period and is up from 1,300,000 for the quarter ended December 31, 2019. Total billable subscribers grew 16% year-over-year, driven by growth in commercial and government IoT customers.

“In the first quarter, Iridium delivered solid growth in total revenue and billable subscribers, driven by strong gains in service revenue, engineering and support services, and equipment sales. New revenue from Iridium Certus® broadband, along with increases in contractual revenue from the U.S. government and Aireon also aided our results,” said Matt Desch, CEO, Iridium. Desch added, “Iridium is pleased to have completed all planned refinancing activities in recent months, and we remain confident in our ability to generate significant free cash flow in 2020 and beyond. Accordingly, we continue to be committed to undertaking shareholder-friendly activities in due course.”

Commenting on the impact of COVID-19 to the business, Desch said, “In March we began to see a reduction in the pace of subscriber additions, and heard from some of our many partners about varying levels of business impact depending on their industry. Into April, these trends accelerated. While we continue to forecast overall growth in service revenue and OEBITDA for 2020, we are updating our full-year outlook to account for these unfavorable impacts.” Desch continued, “Iridium’s satellite services are used for mission-critical applications across the globe, and our revenue base has, historically, been more resilient than many businesses to exogenous shocks and economic cycles, though the current economic shutdown is unprecedented. The timing of the shutdown coincides with Iridium’s peak season and will impact us accordingly. Still, we remain confident in Iridium’s ongoing financial position and our capacity to generate significant free cash flow.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 63% of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $91.0 million, up 7% from last year’s comparable period due to an increase in revenue primarily from hosted payload and other data services, broadband and IoT.

•

Commercial voice and data subscribers were up 1% from the year-ago period to 351,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $40 during the first quarter, unchanged from last year’s comparable period. Commercial IoT data subscribers grew 22% from the year-ago period to 830,000 customers, driven by continued strength in consumer personal communications and tracking devices. Commercial IoT data ARPU was $9.71 in the first quarter, compared to $11.32 in last year’s comparable period.

•

Commercial broadband revenue was $8.7 million, up from $6.8 million in the year-ago period. This rise was primarily attributable to the introduction of Iridium Certus broadband service. Commercial broadband average revenue per user (“ARPU”) was $267 during the first quarter, compared to $233 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,192,000 billable subscribers, which compares to 1,036,000 for the year-ago period and is up from 1,165,000 for the quarter ended December 31, 2019. IoT data subscribers represented 70% of billable commercial subscribers at the end of the quarter, an increase from 65% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $16.3 million in the first quarter compared to $13.9 million in the prior-year period, which was primarily due to increased Aireon data service fees related to a contractual step-up.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under the Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Air Force Space Command signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Air Force Space Command. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•	Government service revenue was $25.0 million and reflected increased revenue from the Company’s EMSS Contract.

•

Iridium’s government business ended the quarter with 140,000 subscribers, which compares to 115,000 for the year-ago period and is up from 135,000 for the quarter ended December 31, 2019. Government voice and data subscribers rose 11% from the year-ago period to 59,000 as of March 31, 2020. IoT data subscribers increased 31% year-over-year and represented 58% of government subscribers, an increase from 54% at the end of the prior-year period.

Equipment

•	Equipment revenue was $22.3 million during the first quarter, up 6% from the prior-year period.

•

Due to the combined effects of the current global shutdown, deterioration in the oil and gas market, and strength of the U.S. dollar, the Company now expects full-year equipment sales will be down from 2019 levels.

Engineering & Support

•	Engineering and support revenue was $7.0 million during the first quarter, compared to $5.7 million in the prior year’s quarter, primarily due to an increase in the volume of contracted work.

Capital expenditures were $9.5 million for the first quarter, which includes $1.2 million of capitalized interest. The Company ended the first quarter with gross debt of $1.65 billion and a cash and cash equivalents balance of $67.3 million, for a net debt balance of $1.58 billion.

Two noteworthy transactions have impacted the structure of Iridium’s debt financing over the last two quarters. In November 2019, the Company entered into a seven-year, $1.45 billion secured Term Loan. The proceeds of the Term Loan, along with the cash in the Company’s debt service reserve account and cash on hand, were used to prepay all of the indebtedness outstanding under its BPIAE Facility and premiums for early prepayment, net of amounts refunded, of $48.9 million. On February 7, 2020, the Company closed on an additional $200.0 million under its Term Loan. On February 13, 2020, the Company used the proceeds of this transaction, together with cash on hand, to prepay all of the $360.0 million in indebtedness outstanding under the Company’s senior unsecured notes, premiums for early prepayment of $23.5 million, and accrued interest.

2020 Outlook

Given the current global shutdown and macroeconomic uncertainties, the Company updated its full-year 2020 outlook and currently anticipates:

•	Growth in total service revenue for full-year 2020. Total service revenue for 2019 was $447.2 million.

•	Growth in OEBITDA for full-year 2020. OEBITDA for 2019 was $331.7 million.

•	Negligible cash taxes in 2020. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of no more than 4.4 times OEBITDA at the end of 2020. Net leverage was 4.8 times OEBITDA at December 31, 2019.

Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. U.S. GAAP requires that certain of the expenses associated with the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”) be expensed. These Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, were excluded from Operational EBITDA through the first quarter of 2020. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, and share-based compensation expenses, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since

Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2020 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA

(In thousands)

	Three Months Ended March 31,
	2020	2019
GAAP net loss	$(31,702)	$(18,024)
Interest expense, net	26,444	25,597
Income tax benefit	(12,682)	(9,739)
Depreciation and amortization	75,944	72,914
Iridium NEXT expenses, net	150	3,772
Share-based compensation	3,707	3,303
Loss on extinguishment of debt	30,209	207

Operational EBITDA	$92,070	$78,030

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, April 28, 2020. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to the effects of the COVID-19 pandemic and resulting disruptions on the Company’s business; prospects for free cash flow and shareholder-friendly activities; total service revenue and OEBITDA growth, cash taxes, and leverage for 2020; cash taxes over the longer-term; anticipated equipment sales for 2020, and expected revenues from its EMSS Contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2020, and the Company’s Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on April 28, 2020, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,
	2020	2019
Revenue:
Service revenue
Commercial	$90,975	$84,951
Government	25,000	22,000

Total service revenue	115,975	106,951
Subscriber equipment	22,263	21,008
Engineering and support service	7,049	5,726

Total revenue	145,287	133,685

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	21,978	22,521
Cost of subscriber equipment sales	12,274	12,431
Research and development	2,444	3,611
Selling, general and administrative	20,825	23,841
Depreciation and amortization	75,944	72,914

Total operating expenses	133,465	135,318

Operating income (loss)	11,822	(1,633)

Other expense, net:
Interest expense, net	(26,444)	(25,597)
Loss on extinguishment of debt	(30,209)	(207)
Other income (expense), net	447	(326)

Total other expense, net	(56,206)	(26,130)

Loss before income taxes	(44,384)	(27,763)
Income tax benefit	12,682	9,739

Net loss	(31,702)	(18,024)
Series B preferred stock dividends, undeclared	—	2,097

Net loss attributable to common stockholders	$(31,702)	$(20,121)

Operational EBITDA	$92,070	$78,030

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended March 31,
	2020	2019	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$42,240	$41,780	1%
IoT data(2)	23,766	22,491	6%
Broadband	8,700	6,815	28%
Hosted payload and other data service (3)	16,269	13,865	17%

Total commercial service revenue	90,975	84,951	7%
Government service revenue(4)	25,000	22,000	14%

Total service revenue	115,975	106,951	8%
Subscriber equipment	22,263	21,008	6%
Engineering and support(5)
Commercial	997	225	343%
Government	6,052	5,501	10%

Total engineering and support	7,049	5,726	23%

Total revenue	$145,287	$133,685	9%

Operational EBITDA
Operational EBITDA	$92,070	$78,030	18%
Other
Capital expenditures (6)	$9,487	$34,643
Net debt (7)	$1,582,711	$1,576,254
Cash and cash equivalents	$67,289	$275,659
Secured debt (8)	$1,650,000	$1,684,869
Deferred financing costs	(26,619)	(74,284)

Secured debt, net	$1,623,381	$1,610,585

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)

Net debt is calculated by taking the sum of the gross Credit Facility, gross Term Loan B, gross Notes and gross drawn Revolving Facility, less cash and cash equivalents, and the debt service reserve for the credit facility.

(8)	Secured debt was previously disclosed as the Credit Facility. On November 4, 2019, the Company extinguished the Credit Facility and replaced it with the new Term Loan B.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of March 31,
	2020	2019	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	351	348	1%
IoT data	830	678	22%
Broadband (4)	10.9	9.9	10%

Total commercial voice and data, IoT data and Broadband service	1,192	1,036	15%
Government
Voice and data and IoT data service
Voice and data	59	53	11%
IoT data	81	62	31%

Total government voice and data and IoT data service	140	115	22%

Total billable subscribers	1,332	1,151	16%

	Three Months Ended March 31,
	2020	2019	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(1)	(3)	67%
IoT data	28	31	-10%
Broadband	0.1	0.3	-67%

Total commercial voice and data, IoT data and Broadband service	27	28	-4%
Government
Voice and data and IoT data service
Voice and data	2	(1)	300%
IoT data	3	3	0%

Total government voice and data and IoT data service	5	2	150%

Total net billable subscriber additions	32	30	6%

	Three Months Ended March 31,
	2020	2019	% Change
ARPU (2) (3)
Commercial
Voice and data	$40	$40	0%
IoT data	$9.71	$11.32	-14%
Broadband	$267	$233	15%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus, both previously reported as voice and data.